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                                                                   Exhibit 99.1

News Release

                       [LETTERHEAD:THE GILLETTE COMPANY]

Date:    September 18, 2000
Contact: Eric A. Kraus, Vice President, Corporate Communications,
         (617) 421-7194
         Claudio Ruben, Vice President, Corporate Investor Relations,
         (617) 421-7968


GILLETTE ANNOUNCES EXPECTED THIRD-QUARTER RESULTS

BOSTON - The Gillette Company expects to report that third-quarter sales will be virtually unchanged from those of the prior year, while earnings per share will be slightly ahead of a year ago.

Sales are expected to be significantly affected by exchange, primarily the continued devaluation of European currencies. The exchange impact is estimated at 6% for the quarter, offsetting good gains from volume/mix and pricing.

In addition, the Company's battery business in North America continued to perform below expectations in the quarter, due to the difficult competitive environment. The Company expects a stronger Duracell performance in the fourth quarter, reflecting the launch of Duracell Ultra alkaline batteries with M3 technology, increased in-store display activity and an aggressive consumer sampling campaign.

During the third quarter, the Company maintained strong marketing support behind its core businesses and continued to make progress in programs to reduce overhead expense. The benefit from these activities is not expected to fully offset the adverse impact of exchange.

The Company remains comfortable with current Wall Street earnings estimates for the fourth quarter.



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NOTE: The Gillette Company will conduct a conference call for financial analysts at 10:30 A.M. today. The call will be webcast via www.gillette.com. To access the webcast, please go to the "Events & Webcasts" page of the "Investors" section.

The Company will answer individual telephone inquires immediately following the conclusion of the conference call.

This release contains "forward-looking statements" about the Company's future performance. There are, however, a number of factors that can affect the Company's future prospects and progress. These include, among other things, finalizing quarterly results, the acceptance of new products, economic conditions, share price and the competitive market environment, all of which contain elements of uncertainty. Please refer to the Cautionary Statements contained in the Company's 10-K and 10-Q filings for a more detailed explanation of the inherent limitations in such forward-looking statements.


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